Exhibit 99.1

WAUSAU PAPER ANNOUNCES SENIOR APPOINTMENTS

MOSINEE, WI – January 5, 2012 – (Business Wire) – Wausau Paper (NYSE:WPP) today announced the appointment of Matthew L. Urmanski to the position of Senior Vice President - Tissue and Michael R. Wildenberg to the position of Senior Vice President – Tissue Strategy effective March 1, 2012.

Mr. Urmanski, 39, joined Wausau Paper in 2000 and has most recently served as Vice President – Administration for the Tissue segment responsible for Tissue strategy, finance and supply chain operations.  Matt has played an instrumental role in the development of our Tissue growth strategy and the building of our Tissue operating team.

Mr. Wildenberg joined Wausau Paper in 1981 and has served as Senior Vice President for our Tissue segment since 2009.  Mike plans to retire in July and will work with the Tissue leadership team to insure a smooth transition.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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